As filed with the Securities and Exchange Commission on November 28, 2025

Registration No. 333-227155

Registration No. 333-231973

Registration No. 333-266520

Registration No. 333-282734

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-227155

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231973

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-266520

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-282734

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LAZYDAYS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4183498
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4042 Park Oaks Boulevard Suite 350 Tampa, Florida	33610
(Address of Principal Executive Offices)	(Zip Code)

Lazydays Holdings, Inc. Amended and Restated 2018 Long Term Incentive Plan

(Full title of the plan)

Ronald K. Fleming

Chief Executive Officer

Lazydays Holdings, Inc.

4042 Park Oaks Boulevard

Suite 350

Tampa, Florida 33610

(Name and address of agent for service)

(813) 246-4999

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Lazydays Holdings, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister shares of its common stock, par value $0.0001 per share (the “Common Stock”), originally registered by the Company pursuant to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) with respect to shares of the Common Stock thereby registered for issuance under the Lazydays Holdings, Inc. Amended and Restated 2018 Long Term Incentive Plan, as amended (the “2018 Plan”):

●	Registration Statement on Form S-8 (No. 333-227155), filed with the SEC on August 31, 2018, pertaining to the registration of 127,486 shares (after giving effect to the 1-for-30 reverse stock split of the Common Stock effective on July 11, 2025 (the “Reverse Stock Split”)) of Common Stock under the 2018 Plan;

●	Registration Statement on Form S-8 (No. 333-231973), filed with the SEC on June 5, 2019, pertaining to the registration of 20,000 shares (after giving effect to the Reverse Stock Split) of Common Stock under the 2018 Plan;

●	Registration Statement on Form S-8 (No. 333-266520), filed with the SEC on August 4, 2022, pertaining to the registration of 17,000 shares (after giving effect to the Reverse Stock Split) of Common Stock under the 2018 Plan; and

●	Registration Statement on Form S-8 (No. 333-282734), filed with the SEC on October 18, 2024, pertaining to the registration of 50,000 shares (after giving effect to the Reverse Stock Split) of Common Stock under the 2018 Plan.

On October 14, 2025, in connection with the Company’s entry into the Asset Purchase Agreement and the transactions contemplated thereby, the Board of Directors of the Company and the Company’s stockholders approved an Amended Plan of Liquidation and Dissolution (the “Plan of Dissolution”) which provided that the Company may liquidate the Company’s remaining assets, if any, following the Asset Sales, whether by way of sale, assignment (which may include, without limitation, an assignment to one or more assignees for the benefit of the Company’s creditors) or other disposition or liquidation and dissolve the Company (the “Dissolution”).

After the completion of the final closing of the Asset Sales, on November 28, 2025, pursuant to the Plan of Dissolution, the Company entered into a general assignment by and between the Company and Lazy Liquidation, LLC, a California limited liability company (the “Assignee”), pursuant to which the Company transferred to the Assignee, in trust for the benefit of the Company’s creditors, all of the Company’s remaining assignable assets after the final closing of the Asset Sales.

On November 26, 2025, in accordance with the Plan of Dissolution, the Company filed with the Secretary of State of the State of Delaware a certificate of dissolution in accordance with the Delaware General Corporation Law with a future effective time of 5:30 p.m. Eastern time on November 28, 2025 (the “Dissolution Effective Time”) to effect the Dissolution.

In connection with the foregoing, the Company has determined to terminate the offerings of securities under the Registration Statements as of the Dissolution Effective Time.

Pursuant to the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statements which remain unsold at the termination of the applicable offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statements to deregister, and does hereby remove from registration, any and all of the securities that were registered under the Registration Statements and remain unissued under the 2018 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on November 28, 2025.

LAZYDAYS HOLDINGS, INC.

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to Form S-8 Registration Statement in reliance on Rule 478 under the Securities Act of 1933.